EXHIBIT 10.4

SNYDER’S-LANCE, INC.

2017 Enterprise Incentive Plan

1.Purposes and Introduction. The Enterprise Incentive Plan (the “Plan”) provides for Performance Non-Qualified Stock Options and Performance Restricted Stock, or cash Awards under the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan (the “Incentive Plan”). Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Incentive Plan. The primary purposes of the Plan are to:

•	Ensure a strong commitment to the Company’s performance transformation by providing a meaningful reward that motivates and excites associates to be part of the three year plan.
•Foster cross-functional collaboration and a positive Company spirit.

2.Performance Periods. Awards shall be made under the Plan for the period commencing as of August 31 and ending as of the end of the 2020 fiscal year (the “Performance Period”).

3.Eligibility and Participation. Eligibility in the Plan is defined as all salaried associates in the US and Canada and the Managing Director of the UK business, as reviewed and approved by the Compensation Committee. An employee hired or promoted into an eligible position during the Performance Period will not participate in the Plan, except to the extent otherwise determined by the Compensation Committee.

4.Target Incentive. Each Participant will be assigned a Target Incentive for the Performance Period, stated as a percent of Long Term Incentive Plan targeted amount based on salary as of August 31, 2017 or as a percentage of base salary as of August 31, 2017 or such other amount as determined by the Compensation Committee. The amount of the Target Incentive will be delivered in the form of one or more awards as described below.

5.Awards. For associates who currently do not participate in the Long Term Incentive Plan, awards will be made in cash at the end of the Performance Period and paid in full in quarter one of 2021. For associates eligible for the Long Term Incentive Plan, the Target Incentive for the Performance Period will be divided among an award of 50% Performance Nonqualified Stock Options (the “Performance Stock Option Incentive”) and an award of 50% Performance Restricted Stock (the “Performance Restricted Stock Incentive”), as determined by the Compensation Committee. The following provides additional details about the terms of these awards, unless and until changed by the Compensation Committee:

a.
Stock Options. The number of Performance Non-Qualified Stock Options awarded to each Participant for the Performance Period will equal the dollar value of the Participant’s Performance Stock Option Incentive divided by the Black-Scholes value of the Performance Non-Qualified Stock Options, with the result rounded up to the nearest multiple of three shares. The grant date for Performance Non-Qualified Stock Options will be the date during the Performance Period specified by the Compensation Committee upon approval of the awards and the exercise price will be the Fair Market Value of the Common Stock, which is the closing price of the Common Stock, on the grant date. Each Performance Non-Qualified Stock Option will be earned at the end of the Performance Period as described below in 5c and will vest 50% in quarter one of 2021 and 50% in quarter one of 2022. The term of each Performance Non-Qualified Stock Option will be ten years.

b.
Performance Restricted Stock. The number of Performance Restricted Stock awarded to each Participant for a Plan Year will equal the dollar value of the Participant’s Performance Restricted Stock Incentive divided by the closing price of the Common Stock on the grant date, with the results rounded to the nearest whole share. The grant date for Performance Restricted Stock will be the date during the Performance Period specified by the Compensation Committee upon approval of the awards and the value shall be the Fair Market Value of the Common Stock on the grant date. Performance Restricted Stock Awards for the Performance Period will be earned at the end of the Performance Period as described below in 5c and will vest 50% in quarter one of 2021 and 50% in quarter one of 2022. Restrictions shall lapse as of the end of the Performance Period.

c.
Performance Goals. The Compensation Committee will establish the Performance Goals and formula, including Threshold, Target and Maximum performance levels (to the extent applicable), for the Performance Non-Qualified Stock Options and the Performance Restricted Stock. If more than one Performance Goal applies for a Performance Period, the Compensation Committee will establish the relative weighting of the Performance Goals. For awards intended to be Qualified Performance-Based Awards, the Compensation Committee will establish the Performance Goals in a manner consistent with that intent. Award funding levels will be determined based on actual performance over the Performance Period as follows:

Threshold Target     Maximum
Award Level Funded         50%     100% 200%

The Threshold and Maximum funding levels will be determined by the Compensation Committee at the time the terms of the Performance Restricted Stock Award are established. Percent of payout will be determined on a straight line basis from Threshold to Target and from Target to Maximum, and may be subject to further adjustment as specified in the formula established by the Compensation Committee. There will be no payout unless the Thresholds for both applicable Performance Goals are reached. Threshold, Target and Maximum levels will be defined at the beginning of the Performance Period for the applicable Performance Goals. The Performance Goals and formula for the Performance Period will be communicated to each Participant as soon as practicable after they have been established. Final Performance Non-Qualified Stock Options and Performance Restricted Stock Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for the Performance Period and determined the performance level achieved.
Progress reports should be made to Participants annually, showing performance results.

6.Certain Termination of Employment. Unless and until the Compensation Committee determines otherwise and except as set forth below, in the event a Participant voluntarily terminates employment (other than by Retirement) or is terminated involuntarily for cause or for performance during and before the end of a Performance Period, the Participant shall not receive any Performance Non-Qualified Stock Option or Performance Restricted Stock Award hereunder.

In the event of a Participant’s involuntary termination by the Company without cause or for reasons other than performance (as determined by the Compensation Committee, in its sole discretion), death, Disability or Retirement before the end of a Performance Period, any Performance Non-Qualified Stock Option or Performance Restricted Stock Award will be prorated to the date of such event based the number of days employed during the Performance Period divided by the total number of days in the Performance Period (the “Proration”). The total number of such awards (rounded to the nearest share) shall be determined by multiplying the number of Performance Non-Qualified Stock Options and Performance Restricted Stock

as determined in accordance with Section 5 by the Proration. Further, such awards shall continue to vest (become exercisable or restrictions lapse, as applicable) in accordance with Section 5.

“Retirement” means the Participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee, provided that for purposes of this Plan a Participant (A) who has attained age 55 and (B) whose combined age and years of service with the Company (as determined by the Company in its discretion based on payroll records) equals at least 65 will be eligible for Retirement without the prior consent of the Compensation Committee.

With respect to Performance Non-Qualified Stock Options, (a) upon a Participant’s voluntary termination of employment (other than Retirement) or involuntary termination of employment by the Company, vested Performance Non-Qualified Stock Options will remain exercisable for a period of 90 days following the date of termination (or, if earlier, the original expiration date of such award); (b) if a Participant dies, vested Performance Non-Qualified Stock Options will remain exercisable for a period of one year following the date of death (or, if earlier, the original expiration date of the award); provided, that if the Participant dies during the Performance Period, such prorated award will remain exercisable for the one year period following vesting as determined in Section 5; and (c) upon a Participant’s Retirement, vested Performance Non-Qualified Stock Options will remain exercisable for a period of three years following such Retirement (or, if earlier, the original expiration date of the award); provided, that is the Participant retires during the Performance Period, such prorated award will remain exercisable for a period of three years following vesting as determined in Section 5.

7.Change in Control. In the event of a Change in Control, (i) unvested Performance Non-Qualified Stock Options and unvested Performance Restricted Stock will vest based on achievement of quarterly targets established and based on a pro-rata calculation of the performance cycle and (ii) such payouts will be made within thirty days upon the closing of the Change in Control transaction and shall be in the form designated in by the Change in Control transaction agreement

8.Clawback. Notwithstanding any other provision of this Plan to the contrary, any award hereunder received by the Participant and/or any amount received with respect to any sale of any such Common Stock underlying the award, shall be subject to potential cancellation, recoupment, rescission, payback or other action in the event the Compensation Committee determines that the Participant engaged in an act of embezzlement, fraud, breach of fiduciary duty or deliberate disregard for Company rules regarding loss, damage or injury to the Company.

9.Withholding. The Company shall withhold from awards any Federal, foreign, state or local income or other taxes required to be withheld, as and when so required.

10.Executive Officers. Notwithstanding any provisions to the contrary above, participation, awards and pro-rations for Executive Officers, including the Chief Executive Officer, shall be approved by the Compensation Committee.

11.Stockholder Approval. The Plan and the awards hereunder are made pursuant to the Incentive Plan, which was most recently approved by the Company’s stockholders at the Annual Meeting of Stockholders held on March 30, 2016.

12.Governance. The Compensation Committee is ultimately responsible for the administration and governance of the Plan. Actions requiring Compensation Committee approval include final determination of plan eligibility and participation, identification of types of awards provided, performance measures and performance objectives and final award determinations. The Compensation Committee may adjust any award due to extraordinary events such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, all as specified in Section 11(d) of the Incentive Plan; provided, however, that the Compensation Committee shall at all times be required to exercise this discretionary power in a manner, and subject to such limitations, as will permit all payments under the Plan to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, to continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. In addition, under the Incentive Plan, the Compensation Committee retains the discretion to reduce any award amount from the amount otherwise determined under the applicable formula. Subject to the foregoing, the decisions of the Compensation Committee shall be conclusive and binding on all Participants.

APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE CORPORATION ON AUGUST 31, 2017.